EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-162968, 333-167890 and 333-183549), the Registration Statements on Form S-8 (Nos. 333-06841, 333-35151, 333-60585, 333-90428, 333-118546, 333-127574, 333-137954, 333-148660, 333-152862, 333-162610, 333-167515, 333-176365 and 333-176366) and the Registration Statements on Form S-1 (Nos. 333-174288 and 333-175905), of our reports dated February 28, 2013 relating to the financial statements of A.P. Pharma, Inc. and the effectiveness of internal control over financial reporting of A.P. Pharma, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ OUM & Co. LLP

San Francisco, California

February 28, 2013